Exhibit 10.3

Industrial Project Investment Agreement
for a 3D Printing Intelligent Manufacture
Demonstration Factory and a 3D Printing
Display and Experience Cloud Factory in
Southern Harbin Industrial New Zone

Industrial Project Investment Agreement for a
3D Printing Intelligent Manufacture Demonstration Factory and a
3D Printing Display and Experience Cloud Factory

Party A: Harbin Economic-Technological Development Zone Management Committee
Legal address: No.98 Youxie Street, Pingfang District
Handler: Tan Lewei   Tel: 0451-82328529
Party B: Heilongjiang Xinda Enterprise Group Company Limited
Legal address:  No.9 Dalian North Road, Haping Road Jizhong District, Harbin Economic and Technological Development Zone
Handler: Dai Rujun    Tel: 0451-86781111

In accordance with applicable national, provincial and municipal laws and regulations, pursuant to related provisions of Harbin Economic-Technological Development Zone (the "Economic Development Zone"), with respect to the intended land use and investment in establishment of enterprises through in the core area of Southern Harbin Industrial New Zone by Party B or its Designated Party (for the purpose of this agreement, the "Designated Party" of Party B refers to any enterprise of Party B and/or its affiliates with status of independent legal person incorporated in and paying taxes in Harbin Economic-Technological Development Zone), Party A and Party B have reached the following agreement:

Article 1 Overview of Intended Investment Project of Party B or its Designated Party in Southern Harbin Industrial New Zone

1. Project name: 3D Printing Intelligent Manufacture Demonstration Factory and 3D Printing Display and Experience Cloud Factory;

2. Total investment: no less than RMB 700 million Yuan, among which the investment in fixed assets shall be no less than RMB 600 million Yuan;

3. Annual capacity up to 10100 tons; sales income up to RMB 660 million Yuan;

4. Project construction location by Party B or its Designated Party: No. 9, Nancheng First Road, Southern Harbin Industrial New Zone.

Article 2 Party B or its Designated Party shall commence infrastructure construction by September 30, 2017. By the end of December 2018, factory buildings and all ancillary facilities shall be completed. By the end of July 2019, the project shall be officially put into production. The gross building area shall be no less than 13,000 square meters.

Article 3 In terms of investment intensity, volume rate, building density, building height, percentage of land for internal administrative office and living facilities, environment protection, greening, fire protection, traffic, city appearance and hygiene, the project construction of Party B or its Designated Party must abide by applicable national, provincial and municipal laws and regulations as well as construction provisions of Southern Harbin Industrial New Zone.

Article 4 Obligations of Party A

1. Before Party B or its Designated Party commences construction according to law, Party A shall ensure that the roads have been cleared, temporary water supply and power supply have been efficiently installed to the boundaries of the land used for construction. Before Party B or its Designated Party completes the project, water supply, sewage drainage, rainwater drainage, heating supply, gas and power supply shall be installed to the land used for construction pursuant to the requirements of the planning review and approval authority. The roads shall be cleared, and municipal ancillary facilities shall be fully installed when the project is completed and put into production.

2. The designated department of Party A (Party A shall specify the department and the person in charge) shall provide full follow-up service, and actively assist Party B or its Designated Party in completing all formalities necessary for commencement of the construction.

3. Party A shall make every effort to apply for listing the project as a key provincial and municipal project, and provide Party B or its Designated Party with full range of services in connection with the project.

Article 5 Obligations of Party B or its Designated Party

1. Party B or its Designated Party undertakes to register this project with the tax authority of the location where Party A is located or designates, pay taxes accordingly and shall not remove the project out of the aforesaid locations within 10 years. Enterprises appointed by Party B or its Designated Party for the project herein must also register with the tax authority of the aforesaid locations and pay taxes accordingly.

2.  Party B or its Designated Party shall pay for all fees and expenses as agreed in this agreement, and undertake taxes in relation to all kinds of formalities herein.

3. For facilitating Party A to make corresponding preparation, Party B or its Designated Party shall apply for temporary water and power supply within 3 months prior to infrastructure construction, and for official water and power supply within 6 months prior to planned trial production. In case of any special requirement on telecommunication (cable, broadband, telephone), application shall be made at infrastructure construction commencement.

4. Party B or its Designated Party shall commence and complete construction, make full total investment and fixed assets investment, and ensure the project is put into production in a timely manner in accordance with this agreement.

5. Subject to applicable laws and regulations as well as related regulatory documents of the Economic Development Zone, when Party B or its Designated Party intends to transfer or lease the land and attachments thereto under this agreement or change contents of the project or land use, it shall submit valid report in written to Party A and carry out only with Party A's approval. Party A shall have the preferential right to become transferee or leased party under the same conditions.

Article 6 Default Liability

1. Either party violating this agreement shall undertake default liability and compensate losses of the other party so suffered; in case Party A and Party B both violate this agreement, each of them shall undertake its respective liability.

2. Project termination. When Party B or its Designated Party intends to terminate project investment due to its own reason and deliver a termination notice to Party A, Party A shall be entitled to terminate this agreement.

Article 7 Exemption

In terms of the following damages caused by one party to the other party due to uncontrollable reasons, each party shall undertake its respective losses only and shall not undertake default liability to the other party:

1. Due to national, provincial or municipal policy adjustment, all or part of this agreement is unable to be performed appropriately.

2. Due to force majeure events, all or part of this agreement is unable to be performed appropriately.

The suffering party shall notify the non-suffering party thereof in written immediately, and provide detailed reasons and valid evidencing documents to justify its inability to perform all or part of this agreement or necessity of extended performance within 30 days upon the policy adjustment or force majeure event mentioned above. Both parties shall decide whether to suspend or terminate this agreement upon amicable consultation.

Article 8 Dispute Resolution

Execution, interpretation, performance and dispute resolution of this agreement shall be subject to and governed by the laws of China.

In case of any dispute arising from performing this agreement, both parties should reach a solution through consultation. If no solution is reached, either party may file a lawsuit according to law with the people's court at the place where this agreement is executed.

Article 9 Miscellaneous

1. In case of any inconsistence between this agreement and any previous agreement, memorandum or mail and email, this agreement shall prevail. For unmentioned issues herein, both parties may enter into a supplementary agreement which shall have the same legal effect with this agreement.

2. In case of any modification on national, provincial or municipal laws and regulations as well as any adjustment on rules and policies during the term of this agreement, the modified laws and regulations as well as the adjusted rules and policies shall be subject to. Any losses suffered by Party A and Party B as a result thereof shall be undertaken by Party A and Party B itself, respectively.

3. This agreement has four counterparts, each two to be held by one party, with the same legal effect, and shall become effective upon seals and signatures by both parties.

Party A: Harbin Economic- Technological Development Zone Management Committee (seal)	Party B: Heilongjiang Xinda Enterprise Group Company Limited (seal)
Legal representative of Party A (or authorized representative):	Legal representative of Party B (or authorized representative):

This agreement has been executed on XXX in Pingfang District, Harbin City.